Exhibit 99.1

HeartCore Clarifies Form of One-Time Payment to Stockholders

NEW YORK and TOKYO, October 29, 2025 (GLOBE NEWSWIRE) — HeartCore Enterprises, Inc. (Nasdaq: HTCR) (“HeartCore” or the “Company”), a leading enterprise software and consulting services company based in Tokyo, previously issued a press release announcing that it had authorized a one-time payment to its stockholders in the amount of $0.13 per share of common stock. For U.S. federal tax purposes, this payment to stockholders will be deemed to be a distribution. The Company’s press release incorrectly stated that the one-time payment would be in the form of a dividend, as opposed to a distribution.

The record date for holders of the common stock to participate in the distribution is November 10, 2025, and the payment date will be November 17, 2025. The one-time distribution payment of $0.13 per share represents approximately 16.8% of the Company’s stock price as of market close on October 27, 2025.

About HeartCore Enterprises, Inc.

Headquartered in Tokyo, Japan, with offices in New York and San Francisco, CA, HeartCore is a leading enterprise software and IPO consulting services company. HeartCore offers Software as a Service (SaaS) solutions to enterprise customers in Japan and worldwide. The Company also provides data analytics services that allow enterprise businesses to create tailored web experiences for their clients through best-in-class design.

HeartCore’s customer experience management platform (CXM Platform) includes marketing, sales, service and content management systems, as well as other tools and integrations, which enable companies to enhance the customer experience and drive engagement. HeartCore also operates a digital transformation business that provides customers with robotics process automation, process mining and task mining to accelerate the digital transformation of enterprises.

HeartCore’s Go IPOSM consulting service helps Japanese-based companies go public in the U.S.

Additional information about the Company’s products and services is available at https://heartcore-enterprises.com/.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believed,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks, and uncertainties are discussed in HeartCore’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond HeartCore’s control which could, and likely will materially affect actual results, and levels of activity, performance, or achievements. Any forward-looking statement reflects HeartCore’s current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. HeartCore assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

HeartCore Investor Relations Contact:

Gateway Group, Inc.

John Yi and Steven Shinmachi

HTCR@gateway-grp.com

(949) 574-3860